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                                                                  EXHIBIT-99.p.2


                             REVISED CODE OF ETHICS
                      STONEBRIDGE CAPITAL MANAGEMENT, INC.

                                 August 1, 2000


         WHEREAS, the business of investment counsel constitutes a profession involving a relationship of trust and confidence between the investment counselor and his clients; and

         WHEREAS, an investment counselor has a fiduciary relationship with his clients in certain respects; and

         WHEREAS, the business of investment counsel involves access to information and the implementation of decisions with respect to securities which may have at least a temporary impact on the market price of securities; and

         WHEREAS, in the context of the relationship between an investment counselor and his clients, adherence to the highest standards of conduct is required in order to insure that the interests of the client take precedence over the interests of those persons engaged in the business of investment adviser; and

         WHEREAS, professional conduct requires the adoption of a written Code of Ethics containing provisions reasonably necessary to prevent access persons of an investment counselor from engaging in certain improper acts;

         NOW THEREFORE, the Board of Directors of Stonebridge Capital Management, Inc., has adopted the following Code of Ethics:

         (1) The provisions of this Code of Ethics, shall apply to all officers, directors and employees of Stonebridge Capital Management, Inc. (Hereinafter referred to as "SCM") and to all officers, directors, and employees of affiliated companies of SCM who are physically located in the offices of SCM, regardless of whether or not they have access to "investment information" (such persons are hereinafter referred to as "Affiliates").

         (2) It is unlawful, and a violation of this Code of Ethics, for any Affiliate in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a registered investment company or any other client of SCM:

                  (a) To employ any device, scheme, or artifice to defraud such clients;

                  (b) To make to such clients any untrue statement of a material fact or omit to state to such clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;



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                  (c)      To engage in any act, practice, or course of business
                           which operates as a fraud or deceit upon such clients; or

                  (d) To engage in any manipulative practice with respect to such clients.

         (3) (a) For purposes of this Code of Ethics, the term "investment information" shall mean all information relating to the development and dissemination of advice with respect to the purchase or sale of securities.

             (b) For purposes of this Code of Ethics, a personal account of an Affiliate ("Affiliate's Personal Account") shall include not only interests and accounts held by such Affiliate both of record and beneficially, but also those interests and accounts in which such Affiliate has solely a beneficial interest as defined in Regulation 16a-1(a)(2) of the Securities Exchange Act of 1934. A beneficial interest will be deemed to exist, among other things, with respect to all accounts in the name of or for the benefit of such Affiliate's spouse, any other member of such Affiliate's immediate family living with such Affiliate, any trust of which such Affiliate is a trustee or in which such Affiliate has a beneficial interest and has or shares investment control, or any estate of which such Affiliate is executor or personal representative or in which such Affiliate has a beneficial interest.

         (4) Each Affiliate is directed to avoid investments or investment practices for any of such Affiliate's Personal Accounts which would tend to impair such Affiliate's ability to make wholly disinterested investment judgments and recommendations. Each Affiliate is prohibited from using any investment information obtained in any way for the benefit of any such Affiliate's Personal Accounts to the detriment of investment counsel clients of SCM.

         (5) Prior to executing a securities transaction in their Personal Accounts, each Affiliate is required to be cleared in advance by any two members of the Management Committee of the Board of Directors of SCM. In order to gain said approval, the Affiliate is required to receive approval and written acknowledgement from each SCM Portfolio Manager that there is no conflict between the client accounts for which the Portfolio Manager is responsible and the intended transaction. Said approval shall be valid for two business days.

         (6) No Affiliate shall engage in a purchase transaction for any of such Affiliate's Personal Accounts in a security being bought by any discretionary client account managed or advised by SCM ("Client Accounts") including, but not limited to, any investment company managed by SCM, or engage in a sale transaction for any of the Affiliates Personal Accounts in a security being sold in any Client Account until the calendar day following any purchases or sales for all Client Accounts in such security have been completed. In such instance where the Affiliate intends to engage in a transaction counter to transactions being conducted in Client Accounts, the Affiliate is required to wait for a period of seven calendar days before executing said transaction.



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             For purposes of this Code of Ethics, the term "security" shall not include the shares of any open-end investment company, including the open-end investment companies managed by SCM, direct obligations of the U.S. Government, bankers acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt investments (including repurchase agreements).

         (7) No Affiliate shall acquire any securities for any of such Affiliate's Personal Accounts in an initial public offering.

         (8) No Affiliate shall sell any security for any of such Affiliates Personal Accounts until a period of at least seven days has elapsed since the security was purchased. If an Affiliate makes multiple purchases of a security, then the "first-in, first-out" (FIFO) method of accounting shall be used to determine the number of shares that may be sold after seven days and the date when seven days have elapsed.

         (9) No Affiliate shall acquire any securities for any of such Affiliate's Personal Accounts in a private placement unless such Affiliate has received approval from the President of SCM. An Affiliate who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer by Clients. Any investment decision made on behalf of Client Accounts relating to the subsequent security must be made by investment personnel other than the Affiliate.

         (10) No Affiliate shall solicit or accept any offer made by any person whereby he or she would be enabled to purchase or sell any security for any of such Affiliate's Personal Accounts at a price or under conditions more favorable than those obtainable or offered to any investment counsel clients of SCM, including, but not limited to, any investment company managed by SCM.

         (11) No Affiliate shall trade either in any of such Affiliate's Personal Accounts or on behalf of others, including Client Accounts, on material nonpublic information, or communicate nonpublic information to others in violation of the law.

         (12) No Affiliate shall accept any gift of value greater than $100.00 from any broker, SCM vendor, or third party supplier to SCM.

         (13) Each Affiliate shall disclose his or her personal securities holdings upon the commencement of employment and certify his or her holdings annually as of December 31st of each year thereafter. Each Affiliate shall identify each brokerage account in which he or she has a beneficial interest and shall request in writing that duplicate monthly brokerage or custodial statements for each of such Affiliate's Personal Accounts be sent to SCM.

         (14) Each Affiliate shall report, on a form supplied by SCM, all securities transactions by each of such Affiliate's Personal Accounts to the Compliance Officer of



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SCM no later than one week following the date of such transaction. The information about each transaction shall include the following:

                  (a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                  (b) The nature of the transaction (i.e., purchase, sale, or any type of acquisition or disposition);

                  (c)      The price at which the transaction was effected; and

                  (d) The name of the broker, dealer, or bank with or through whom the transaction was effected.

         (15) No Affiliate may serve as a member of the board of directors of any publicly traded company, without the prior written approval of the President of SCM, based on a determination that the board service would not be inconsistent with the interests of SCM or of its Clients. If an investment person is serving as a board member, that investment person shall not participate in making any investment decisions relating to the securities of the company on whose board he or she sits.

         (16) No Affiliate shall enter into any securities transaction with any investment counsel client of SCM unless prior approval of the Board of Directors of SCM has been obtained.

         (17) Any profits made in an Affiliate's Personal Account in violation of this Code of Ethics shall be disgorged to a charity selected by the Board of Directors of SCM. However, avoided losses shall not be disgorged.

         (18) Any questions regarding the application, interpretation, or administration of this Code of Ethics shall be referred by the person concerned to the President of SCM in advance of any contemplated transaction. The President may grant an exemption from one or more of the provisions of this Code of Ethics if in his judgment the fundamental fiduciary obligation of the person involved is not compromised.

         (19) The Board of Directors of SCM may, in its sole discretion, either censure, suspend or dismiss any Affiliate who shall willfully violate any provision of this Code of Ethics.

         (20) Each Affiliate shall receive a copy of this Code of Ethics and shall sign a receipt for same.

         (21) Each Affiliate shall certify annually that:

                  (a) S/he has read and understands the Code of Ethics and recognizes that s/he is subject thereto;

                  (b) S/he has complied with the requirements of the Code of Ethics; and



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                  (c)      S/he has reported all personal securities
                           transactions required to be reported pursuant to the requirements of the Code of Ethics.

                  The annual report shall be made on the form attached as Exhibit A and delivered to the President of SCM.


         By signing hereto the Board of Directors of SCM unanimously adopts this Code of Ethics.




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Richard C. Barrett                          Date

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Debra L. Newman                             Date

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Karen H. Parris                             Date

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Charles E. Woodhouse                        Date




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EMPLOYEE'S NAME
                ----------------------------------------------------------------

I have received and read the copy of the Revised Code of Ethics of Stonebridge Capital Management, Incorporated adopted by the Board of Directors on August 1, 2000, and I hereby acknowledge that it is my obligation and intent to comply with it.




                                             -----------------------------------
                                             Employee's Signature

                                             -------------------
                                             Date




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                                    Exhibit A

                      STONEBRIDGE CAPITAL MANAGEMENT, INC.

                                 CODE OF ETHICS

                                  ANNUAL REPORT

         1. I have read and understand the Code of Ethics and recognize that I am subject thereto;

         2. I hereby certify that, during the year ending December 31, 200__, I have complied with the requirements of the Code, and I have reported all securities transactions required to be reported pursuant to the Code.


Date:                                        Signature:
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                                             Print Name:
                                                         -----------------------



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